Exhibit 4.8

CONSULTING AND OTHER SERVICES AGREEMENT

This Consulting and Other Services Agreement ("Agreement") is made as of the 28th day of January 2003 ("Execution Date") by and between Paul Allen (hereinafter referred to as the "Provider") and VillageEDOCS, (hereinafter referred to as "Client").

 Provider has indicated its desire to provide certain services, as expressly defined below, to Client. Client is in agreement with Provider to receive such services and Client agrees to pay Provider the agreed compensation as provided under the terms provided in this Agreement.

1.         Appointment of the Provider. Client hereby appoints Provider, and Provider agrees to provide to Client with the services described in paragraph 2. (Provider's General Duties). Client grants to Provider a limited license to use the Client's name solely to identify Provider as a provider services to Client.

2.                  Advice and Counsel. Consultant will provide advice and counsel regarding Client's strategic business plans, strategy and negotiations with potential business strategic partnering, corporate planning, and or other general business consulting needs as expressed by Client, which include but are not limited to the following:

-       The review, commentary, and refinement of Client's business plan, key objectives, and strategies;

-       Assistance in developing a business and financial information package on Client including presentations;

-       Identification and execution of potential acquisitions, including negotiations, terms, structure, and due diligence of mergers and acquisitions

-       Assistance with obtaining or restructuring bank lines of credit and related debt financing;

-       Where applicable, the recommendation for, and assistance with domestic business development initiatives;

-       Where applicable, the recommendation for, and assistance with international business development initiatives, including licensing royalty          agreement and joint ventures;

-       Review and commentary on issues related to compensation of board of directors and executive management;

3.         Independent Contractor. Provider is and at all times shall be an independent contractor in all matters relating to this letter agreement. Provider and its employees are not agents of Client for any purposes and have no power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit Client in any way. Provider and its employees are not and shall not act as employees of Client for any purpose.

The Provider is solely responsible for compensating any third party who claims an interest in or to any compensation or consideration to be paid to Provider under this Agreement; and Provider shall hold Client harmless with respect to all costs, judgments, suits and expenses, including attorneys' fees, which Client may incur in addressing or defending any such claim(s).

5.                  Provider's Compensation. As express consideration for Provider entering into this Agreement, Client agrees to cause 350,000 shares of its common stock, no par value, to be issued to Provider.  When issued, said shares shall be registered with the U.S Securities and Exchange Commission on its Form S-8 or similar registration.

6.               Expenses. Client shall not be responsible for any of the expenses Provider incurs in connection with Providers" performance of its services hereunder.

7.         Prohibitions. Provider shall not enter into any agreement, contract or arrangement with any government or government representative or with any other person, firm, corporation, entity or enterprise imposing any legal obligation or liability of any kind on Client without the express written consent of Client as executed by a duly authorized officer of Client.  The Provider's services are NOT in connection with the offer or sale of securities to a capital-raising transaction, and do NOT directly or indirectly promote or maintain a market for the registrant's securities.

8.         Term. This Agreement is an agreement for the term of (4) months or until the services have been completed, which ever is less and is effective as of the date first written above.

9.         Termination

(a)        Either party may terminate this Agreement at any time and for any reason, with or without cause and without penalty and without compensation of any kind except as expressly set forth herein, effective upon the giving of written notice of termination to the other party.

(b)        Upon the termination of this Agreement for any reason, Providers' entitlement to compensation from Client shall immediately cease. Client shall have not by reason of the termination of this Agreement or otherwise be liable to Provider for any special, incidental or consequential damages, such as compensation for loss of present or prospective profits or revenues or loss of actual or anticipated fees, except as expressly provided herein.

10.              Authority of Corporate Signatory. Any signatory, if not executing this Agreement on behalf of themselves, personally represents and warrants that he/she has the authority to bind the party on whose behalf they are signing, and further, that they shall cause their party's ratification of it.

11.              Construction. This Agreement shall not be construed against the party preparing it, but shall be construed as if all parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any one party.

12.       General Provisions.

(a)        Governing Law; Severability. This Agreement shall be governed by and under the laws of the Los Angeles, California, without giving effect to conflicts of law principles.  If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

(b)        Disputes. Any dispute arising under or in any way related to this Agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect.  The arbitration shall be conducted in Los Angeles, California, with full rights of discovery for each party.  The arbitration shall be binding on the parties and any court of competent jurisdiction may confirm the arbitration award.

(c)        Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(d)        Confidential Information. Provider acknowledges that, in the course of providing services to Client and performing its duties under this Agreement, Provider may obtain confidential information relating to Client ("Confidential Information").  Provider agrees to hold at all times, both during the term of this Agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not, without Client's prior written consent, use such Confidential Information for any purpose other than as may be reasonably necessary for the performance of Provider's duties pursuant to this Agreement. Provider shall not, without Client's prior written consent, disclose any Confidential Information to any person or entity other than to Provider's employees or consultants as may be reasonably necessary for the purpose of performing Provider's duties hereunder.

(e)        Notices. Any notice or other communication pursuant hereto shall be given to a party at its address below its signature hereto by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail.  If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

IN WITNESS HEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

VillageEDOCS

14471 Chambers Road #105

Tustin, CA  92780

By:

/s/ K. Mason Conner

Paul Allen

518 Moberly Road, Ste. 1004

Vancouver, BC Canada

V5Z 4G3

By:

/s/ Paul Allen